Exhibit 99.1

PRIMORIS SERVICES CORPORATION INITIATES RULE 10b5-1 TRADING PLAN

TO REPURCHASE COMMON STOCK PURCHASE WARRANTS

COMMON STOCK PURCHASE WARRANTS WILL EXPIRE ON OCTOBER 2, 2010

FINAL TRADING DAY FOR PUBLICLY TRADED WARRANTS AND UNITS IS SEPTEMBER 28, 2010

Lake Forest, CA — September 16, 2010 — Primoris Services Corporation (NASDAQ GM: PRIM; PRIMW; PRIMU) (“Primoris” or “Company”) today announced that its Board of Directors approved the adoption of a plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with CJS Securities, Inc. to facilitate the repurchase of the Company’s common stock purchase warrants.  Primoris has committed $2 million toward the 10b5-1 plan, which will expire on or before October 2, 2010.

Primoris currently has approximately 3 million warrants outstanding. Each warrant entitles the holder to purchase one share of Primoris common stock at a price of $5.00 per share.  All warrants expire at 5:00 PM EDT on Saturday, October 2, 2010.

The Rule 10b5-1 plan is in compliance with all applicable laws, including, but not limited to, Section 10(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  Additional information concerning this repurchase plan is available on Form 8-K, which Primoris filed with the Securities and Exchange Commission on September 8, 2010.  Information regarding the 10b5-1 plan may also be obtained by contacting CJS Securities, Inc.

Primoris also announced that it has requested that NASDAQ suspend trading in the warrants after the market closes on Tuesday, September 28, 2010 in order to allow three trading days for clearing any trades prior to the warrant expiration date.

Primoris has also requested that NASDAQ suspend trading in its publicly traded units after the market closes on Tuesday, September 28, 2010.  Approximately 23,000 units remain outstanding.  Each unit consists of one share of common stock and one warrant.  The warrant also expires at 5:00 PM EDT on October 2, 2010.  After October 2, 2010, unit holders may obtain a common stock certificate by contacting Continental Stock Transfer & Trust Company.

ABOUT PRIMORIS

Primoris, through various subsidiaries, is one of the largest specialty contractors and infrastructure companies in the United States.  Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the recent acquisition of James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.prim.com.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@prim.com	dsullivan@equityny.com

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